UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8–K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 30, 2014

Thor Industries, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-9235 (Commission File Number)	93-0768752 (IRS Employer Identification No.)

601 East Beardsley Avenue, Elkhart, Indiana (Address of Principal Executive Offices)	46514-3305 (Zip Code)

Registrant’s telephone number, including area code: (574) 970-7460

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

(d) On June 30, 2014, the Board of Directors (the “Board”) of Thor Industries, Inc. (the “Company”) (i) unanimously adopted a resolution increasing the size of the Board from eight (8) persons to nine (9) persons and (ii) appointed Mr. Wilson R. Jones to fill the newly created directorship effective August 1, 2014. Mr. Jones, who has served as President and Chief Operating Officer of Oshkosh Corporation since August 1, 2012, shall hold office until the next annual meeting of stockholders. At the time of appointment, it was not determined whether Mr. Jones would sit on any Board committee.

As part of his compensation, Mr. Jones will receive a grant of 1,000 restricted stock units of the Company pursuant to the Thor Industries, Inc. 2010 Equity and Incentive Plan. The restricted stock units are scheduled to vest on the anniversary date of the grant. Mr. Jones’ annual cash compensation will be $170,000 per year. In addition, the Company expects to enter into an indemnification agreement with Mr. Jones in connection with his appointment to the Board, which is expected to be substantially in the same form as previously filed with the Securities and Exchange Commission.

There is no arrangement or understanding between Mr. Jones and any other person pursuant to which he was selected as a director of the Company. Mr. Jones has no family relationships with any of the directors or executive officers of the Company. Mr. Jones has no direct or indirect material interest in any transaction or proposed transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

A copy of the Company’s press release announcing the appointment of Mr. Jones is attached as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

99.1	Copy of press release, dated July 7, 2014, issued by the Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Thor Industries, Inc.

Date: July 7, 2014	By:	/s/ W. Todd Woelfer
	Name:	W. Todd Woelfer
	Title:	Senior Vice President, General Counsel and Secretary